Exhibit 99.1

WYNDHAM HOTELS & RESORTS REPORTS THIRD QUARTER 2018 RESULTS
PARSIPPANY, N.J., October 30, 2018 - Wyndham Hotels & Resorts (NYSE: WH) today announced results for the three months ended September 30, 2018. Highlights include:

•	Revenues increased 74% compared with third quarter 2017, to $604 million.

•	Net income was $58 million for the third quarter; adjusted net income was $85 million, a 39% increase over the prior-year quarter.

•	Diluted earnings per share were $0.58 and adjusted diluted EPS were $0.85.

•	Further adjusted diluted EPS (calculated as if our spin-off and our acquisition and integration of La Quinta had occurred on January 1) were $0.93.

•	Adjusted EBITDA increased 34% compared with the prior-year quarter, to $166 million, and grew 7% in constant currency and excluding our 2018 acquisitions and divestitures.

•	Further adjusted EBITDA was $177 million, compared to our projection of $166 to $176 million.

•	Global RevPAR increased 9% year-over-year and 4% in constant currency and excluding our 2018 acquisitions and divestitures.

•	System-wide rooms grew 13% year-over-year, and 3% excluding our 2018 acquisitions and divestitures.
“We delivered strong results in the third quarter, highlighted by organic and acquisition-related growth in both global RevPAR and our system size,” said Geoffrey A. Ballotti, chief executive officer. “In addition, we made significant progress in the integration of the La Quinta brand, continued to strengthen the quality of our hotel network, and began to see the favorable impact of the ‘By Wyndham’ endorsement of our global brands.”
Revenues were $604 million, compared with $347 million in the third quarter of 2017. Results reflect $238 million of incremental revenues from La Quinta. Excluding the impact from the acquisition of La Quinta, revenues increased 5% primarily due to 4% higher royalties and franchise fees, as well as higher license and other fees.
Net income was $58 million, or $0.58 per diluted share, unchanged from the third quarter of 2017. Third quarter 2018 results include separation-related and transaction-related costs.

Adjusted net income was $85 million, or $0.85 per diluted share, compared with $61 million, or $0.61 per diluted share, in the third quarter of 2017. Third quarter earnings benefited from our revenue growth and a lower effective tax rate, partially offset by higher interest and depreciation and amortization expense. Full reconciliations of GAAP results to our non-GAAP adjusted measures for all reported periods appear in the tables to this press release.
Third quarter adjusted EBITDA was $166 million, compared with $124 million in the third quarter of 2017. Results reflect approximately $39 million of adjusted EBITDA from La Quinta and exceeded the Company's projection of $155 million to $163 million of adjusted EBITDA. Excluding the impact from 2018 acquisitions and divestitures, adjusted EBITDA increased 7% in constant currency, primarily reflecting the growth in revenues, partially offset by $7 million due to the timing of marketing expenses.
The Company estimates that, if it had fully integrated La Quinta prior to July, its further adjusted EBITDA in the third quarter would have been $177 million, and its further adjusted diluted earnings per share would have been $0.93. See Tables 5 and 6 for additional information.
As of September 30, 2018, the Company’s hotel system consisted of more than 9,000 properties and over 798,000 rooms, a 13% increase compared with the third quarter of 2017. Room count is up 3% year-over-year excluding our 2018 acquisitions and divestitures, and is up 2% year-over-year further excluding the October 2017 acquisition of AmericInn. Our development pipeline increased to nearly 1,400 hotels and over 176,000 rooms, a 20% year-over-year room increase, including over 24,000 La Quinta pipeline rooms and the removal of 2,000 Knights Inn pipeline rooms. Approximately 54% of our pipeline is international and 71% is new construction.
Business Segment Discussion
The following discussion of third quarter operating results focuses on revenue and adjusted EBITDA for each of our segments. The Company's calculation of adjusted EBITDA now excludes the currency effects of highly inflationary countries.
Hotel Franchising

$ millions	2018	2017	% Change
Revenue	$348	$258	35%
Adjusted EBITDA	178	132	35%
Revenues increased 35% compared to third quarter 2017, including $72 million of incremental revenues from La Quinta. Excluding the impact of the acquisition of La Quinta, revenues increased 7% primarily due to 6% higher royalties and franchise fees and $16 million of higher license and other fees. The increase in license and other fees primarily represented incremental license fees from Wyndham Destinations. Adjusted EBITDA grew 35% to $178 million, including $35 million of incremental adjusted

EBITDA from the acquisition of La Quinta. Excluding the impact from La Quinta, adjusted EBITDA grew 8%, reflecting the growth in revenues, partially offset by the timing of marketing expenses.
Hotel Management

$ millions	2018	2017	% Change
Revenue	$252	$89	183%
Adjusted EBITDA	5	1	NM
Revenues increased $163 million compared to the prior-year period, reflecting $166 million of incremental revenues from La Quinta (including $154 million of cost-reimbursement revenues). Excluding the impact from the acquisition of La Quinta, revenues declined $3 million. Adjusted EBITDA increased $4 million compared to the prior-year quarter, reflecting $4 million of adjusted EBITDA from La Quinta.
Other Items
Share Repurchases - The Company repurchased approximately 778,000 shares of its common stock for $44 million in the third quarter.
La Quinta Integration - As of September 30, 2018, as planned, the Company has completed substantially all of its planned integration actions other than in the areas of information technology and loyalty, and has terminated approximately 60% of the employees ultimately expected to leave the Company in conjunction with the integration.
Outlook
The Company provided the following outlook, which assumes that its spin-off and the acquisition and integration of La Quinta had all been completed on January 1, 2018, for full-year 2018:

•	Further adjusted revenues of $2.06 billion to $2.11 billion.

•	Further adjusted net income of $300 million to $315 million.

•	Further adjusted EBITDA of $594 million to $605 million.

•	Further adjusted diluted EPS of $2.99 to $3.13, based on a further adjusted diluted share count of 100.3 million, which excludes future share repurchases.

•	Rooms growth of 11% to 13%, or 2% to 4% excluding our 2018 acquisitions and divestitures.

•	Constant currency RevPAR growth of 7% to 8%, or approximately 3% excluding our 2018 acquisitions and divestitures.
More detailed projections are available in Table 6 of this press release. In determining further adjusted metrics, the Company excludes certain items which are otherwise included in determining the comparable GAAP financial measures, as described in Tables 5 and 6 of this press release. The Company is providing an outlook for net income, EBITDA and EPS only on a non-GAAP basis because it is unable to predict with reasonable certainty the occurrence or amount of these adjustments or other potential adjustments that may arise in the future.
Conference Call Information
Wyndham Hotels will hold a conference call with investors to discuss the Company’s results and outlook on Tuesday, October 30, 2018 at 8:30 a.m. ET. Listeners can access the webcast live through the Company’s website at www.investor.wyndhamhotels.com. The conference call may also be accessed by dialing 877 876-9176 and providing the passcode “Wyndham”. Listeners are urged to call at least five minutes prior to the scheduled start time. An archive of this webcast will be available on the website for approximately 90 days beginning at noon ET on October 30, 2018. A telephone replay will be available for approximately ten days beginning at noon ET on October 30, 2018 at 800 695-1624.
Presentation of Financial Information
Financial information discussed in this press release includes non-GAAP measures, which include or exclude certain items. These non-GAAP measures differ from reported GAAP results and are intended to illustrate what management believes are relevant period-over-period comparisons and are helpful to investors as an additional tool for further understanding and assessing the Company’s ongoing operating performance. Exclusion of items in the Company’s non-GAAP presentation should not be considered an inference that these items are unusual, infrequent or non-recurring. Full reconciliations of GAAP results to the comparable non-GAAP measures for the reported periods appear in the financial tables section of this press release.
About Wyndham Hotels & Resorts
Wyndham Hotels & Resorts (NYSE: WH) is the world’s largest hotel franchising company, with more than 9,000 hotels across more than 80 countries on six continents.  Through its network of over 798,000 rooms appealing to the everyday traveler, Wyndham commands a leading presence in both the economy and midscale segments of the lodging industry. The Company operates a portfolio of 20 hotel brands, including Super 8®, Days Inn®, Ramada®, Microtel Inn & Suites®, La Quinta®, Wingate®, AmericInn®, Hawthorn Suites®, The Trademark Collection®, and Wyndham®. Wyndham Hotels & Resorts is also a leading provider of hotel management services, with more than 400 properties under management. The Company’s award-winning Wyndham Rewards loyalty program offers over 59 million enrolled members the opportunity to redeem points at thousands of hotels, condominiums and holiday homes globally. For more information, visit www.wyndhamhotels.com.

Forward-Looking Statements
This press release contains “forward-looking statements” within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended. Forward-looking statements include those that convey management’s expectations as to the future based on plans, estimates and projections at the time Wyndham Hotels makes the statements and may be identified by words such as “will,” “expect,” “believe,” “plan,” “anticipate,” “intend,” “goal,” “future,” “outlook,” “guidance,” “target,” “estimate” and similar words or expressions, including the negative version of such words and expressions. Forward-looking statements involve known and unknown risks, uncertainties and other factors, which may cause the actual results, performance or achievements of Wyndham Hotels to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. The forward-looking statements contained in this press release include statements related to the Company’s revenues, earnings, cash flow and other financial and operating measures.
You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release. Factors that could cause actual results to differ materially from those in the forward-looking statements include without limitation general economic conditions, the performance of the financial and credit markets, the economic environment for the hospitality industry, the impact of war, terrorist activity or political strife, operating risks associated with the hotel business, risks related to our spin-off as a newly independent company, uncertainties related to our ability to obtain financing or the terms of such financing, unanticipated developments related to the impact of the spin-off on our relationships with our customers, suppliers, employees and others with whom we have relationships, unanticipated developments resulting from possible disruption to our operations resulting from the spin-off, risks related to our acquisition of the La Quinta hotel franchising and hotel management business, including our ability to achieve expected benefits associated with the transaction, as well as those other risks and uncertainties described in the section titled “Risk Factors” and elsewhere in Wyndham Hotels’ Registration Statement on Form 10, in this press release and in Wyndham Hotels’ other filings with the Securities and Exchange Commission. Except as required by law, Wyndham Hotels undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, subsequent events or otherwise.
# # #

Contacts Investors: Matt Capuzzi Vice President, Investor Relations 973 753-6453 ir@wyndham.com	Media: Nadeen N. Ayala Senior Vice President, Global Communications 973 753-8054 WyndhamHotelsNews@wyndham.com

Table 1
WYNDHAM HOTELS & RESORTS
SUMMARY DATA SHEET
($ in millions, except per share and RevPAR data)

	Three Months Ended September 30,			Nine Months Ended September 30,
	2018	2017	Change	2018	2017	Change
Income Statement and Other Items

Net revenues	$604	$347	74%	$1,341	$967	39%
Income before income taxes	81	100	(19%)	165	236	(30%)
Net income	58	58	0%	118	138	(14%)
Earnings per share - diluted	$0.58	$0.58	0%	$1.19	$1.39	(14%)

Adjusted Earnings Metrics (non-GAAP)
Adjusted EBITDA	$166	$124	34%	$382	$307	24%
Adjusted pretax income	118	106	11%	290	252	15%
Adjusted net income	85	61	39%	213	148	44%
Adjusted earnings per share - diluted	$0.85	$0.61	39%	$2.13	$1.48	44%

Segment Results

Net Revenues
Hotel Franchising	$348	$258	35%	$840	$682	23%
Hotel Management	252	89	183%	497	285	74%
Total Reportable Segments	600	347	73%	1,337	967	38%
Corporate and Other	4	—	NM	4	—	NM
Total Company	$604	$347	74%	$1,341	$967	39%

Adjusted EBITDA
Hotel Franchising	$178	$132	35%	$394	$321	23%
Hotel Management	5	1	NM	29	15	93%
Total Reportable Segments	183	133	38%	423	336	26%
Corporate and Other	(17)	(9)	NM	(41)	(29)	NM
Total Company	$166	$124	34%	$382	$307	24%

Key Operating Statistics

Total Company (a)
Number of properties	9,056	8,145	11%	9,056	8,145	11%
Number of rooms	798,300	708,500	13%	798,300	708,500	13%
RevPAR (b)	$48.21	$44.36	9%	$41.97	$38.58	9%
Average royalty rate	3.88%	3.66%	22 bps	3.77%	3.68%	9 bps

United States (c)
Number of properties	6,339	5,492	15%	6,339	5,492	15%
Number of rooms	504,500	426,000	18%	504,500	426,000	18%
RevPAR	$54.42	$49.00	11%	$46.75	$42.55	10%
Average royalty rate	4.56%	4.43%	13 bps	4.52%	4.43%	9 bps

	As of September 30, 2018
Balance Sheet Items
Cash (d)	$387
Debt	2,145
Shareholders' equity	1,443

(a)
2018 metrics include the impact of the La Quinta acquisition as well as the Knights Inn divestiture. Excluding these transactions, number of properties grew 5% and number of rooms grew 3% from a year earlier, RevPAR grew 2% and 4%, and average royalty rate was unchanged and unchanged for the three and nine months ended September 30, 2018, respectively.

(b)
Amounts reflect currency exchange movements. Excluding such movements, the impact of the La Quinta acquisition and the Knights Inn divestiture, RevPAR increased 4% for the three and nine months ended September 30, 2018.

(c)
2018 metrics include the impact of the La Quinta acquisition as well as the Knights Inn divestiture. Excluding these transactions, number of properties grew 6% and number of rooms grew 3% from a year earlier, RevPAR grew 2% and 4%, and average royalty rate was unchanged and unchanged for the three and nine months ended September 30, 2018, respectively.

(d)	Includes $205 million of cash which is expected to be paid in late 2018 or early 2019 to tax authorities and/or CorePoint Lodging Inc. related to the La Quinta acquisition.

See Table 5 for definitions and reconciliations of non-GAAP measures.
See our website (www.investor.wyndhamhotels.com) for further information related to drivers and operating statistics.

Table 2
WYNDHAM HOTELS & RESORTS
INCOME STATEMENT
(In millions, except per share data)
(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2018	2017	2018	2017
Net revenues
Royalties and franchise fees	$138	$107	$332	$277
Marketing, reservation and loyalty	151	109	359	282
Hotel management	32	22	90	78
License and other fees	36	20	79	56
Cost reimbursements	219	64	398	199
Other	28	25	83	75
Net revenues	604	347	1,341	967

Expenses
Marketing, reservation and loyalty	139	95	347	269
Operating	51	46	139	135
General and administrative	36	20	85	65
Cost reimbursements	219	64	398	199
Depreciation and amortization	30	19	71	56
Separation-related	17	—	63	—
Transaction-related, net	7	1	37	1
Restructuring	—	—	—	1
Total expenses	499	245	1,140	726

Operating income	105	102	201	241
Interest expense, net	24	2	36	5

Income before income taxes	81	100	165	236
Provision for income taxes	23	42	47	98
Net income	$58	$58	$118	$138

Earnings per share
Basic	$0.58	$0.58	$1.19	$1.39
Diluted	0.58	0.58	1.19	1.39

Weighted average shares outstanding
Basic	99.8	99.8	99.8	99.8
Diluted	100.1	99.8	99.9	99.8

Table 3
WYNDHAM HOTELS & RESORTS
CASH FLOWS
(In millions)

	Nine Months Ended September 30,
	2018	2017
Net cash provided by operating activities	$101	$152
Net cash used in investing activities	(1,697)	(47)
Net cash provided by (used in) financing activities	1,924	(90)
Effect of changes in exchange rates on cash and cash equivalents	—	(1)
Net increase in cash and cash equivalents	$328	$14

Free Cash Flow:
We define free cash flow to be net cash provided by operating activities less property and equipment additions which we also refer to as capital expenditures:
	Nine Months Ended September 30,
	2018	2017
Net cash provided by operating activities (a)	$101	$152
Less: Property and equipment additions (b)	(55)	(27)
Free cash flow	$46	$125

(a)	Includes $90 million of transaction-related and separation-related cash outlays and $35 million of tax payments associated with the La Quinta acquisition in the nine months ended September 30, 2018.

(b)
Includes $15 million of capital expenditures in the nine months ended September 30, 2018 at the Company’s owned hotel in Puerto Rico, which are being reimbursed by insurance proceeds that are not considered a component of free cash flow.

We believe free cash flow to be a useful operating performance measure to evaluate the ability of our operations to generate cash for uses other than capital expenditures and, after debt service and other obligations, our ability to grow our business through acquisitions, development advances and equity investments, as well as our ability to return cash to shareholders through dividends and share repurchases. A limitation of using free cash flow versus the GAAP measures of net cash provided by operating activities, net cash used in investing activities and net cash provided by financing activities as a means for evaluating Wyndham Hotels is that free cash flow does not represent the total cash movement for the period as detailed in the consolidated statement of cash flows.

Table 4
WYNDHAM HOTELS & RESORTS
SYSTEM SIZE

	Nine Months Ended September 30,
	2018	2017
Beginning Room Count (January 1)
United States	440,100	429,000
International	288,100	268,600
Total	728,200	697,600

Additions (a)
United States	102,500	14,100
International	21,600	26,500
Total	124,100	40,600

Deletions (b)
United States	(38,100)	(17,100)
International	(15,900)	(12,600)
Total	(54,000)	(29,700)

Ending Room Count (September 30) (c)
United States	504,500	426,000
International	293,800	282,500
Total	798,300	708,500

(a)	Includes 88,900 rooms (86,900 U.S. and 2,000 international) added in connection with the acquisition of La Quinta in May 2018.

(b)	Includes 21,300 rooms (20,100 U.S. and 1,200 international) deleted in connection with the divestiture of Knights Inn in May 2018.

(c)	2018 includes 11,900 rooms in the U.S. added in connection with the 2017 acquisition of AmericInn and 2017 includes 22,400 Knights Inn rooms (21,200 U.S. and 1,200 international).

Table 5
WYNDHAM HOTELS & RESORTS
NON-GAAP RECONCILIATIONS AND DEFINITIONS
(In millions)

We believe that Adjusted EBITDA provides useful information to investors about us and our financial condition and results of operations because Adjusted EBITDA is among the measures used by our management team to evaluate our operating performance and make day-to-day operating decisions and because Adjusted EBITDA is frequently used by securities analysts, investors and other interested parties as a common performance measure to compare results or estimate valuations across companies in our industry.

Reconciliation of Net Income to Adjusted EBITDA:

	Three Months Ended September 30,		Nine Months Ended September 30,
	2018	2017	2018	2017
Net income	$58	$58	$118	$138
Provision for income taxes	23	42	47	98
Depreciation and amortization	30	19	71	56
Interest expense, net	24	2	36	5
Stock-based compensation expense	3	2	6	8
Separation-related costs	17	—	63	—
Transaction-related costs, net	7	1	37	1
Foreign currency impact of highly inflationary countries *	4	—	4	—
Restructuring costs	—	—	—	1
Adjusted EBITDA	$166	$124	$382	$307

Note: Amounts may not add due to rounding.

*	Relates to the foreign currency impact from hyper-inflation in Argentina.
Definitions
Adjusted EBITDA: Represents net income excluding interest expense, depreciation and amortization, impairment charges, restructuring and related charges, contract termination costs, transaction-related costs (acquisition-, disposition-, or separation-related), foreign currency impacts of highly inflationary countries, stock-based compensation expense, early extinguishment of debt costs and income taxes. Beginning with the third quarter of 2018, our calculation of adjusted EBITDA excludes the currency effects of hyper-inflationary countries. Adjusted EBITDA is a financial measure that is not recognized under U.S. GAAP and should not be considered as an alternative to net income or other measures of financial performance or liquidity derived in accordance with U.S. GAAP. In addition, our definition of Adjusted EBITDA may not be comparable to similarly titled measures of other companies.
Average Daily Rate (ADR): Represents the average rate charged for renting a lodging room for one day.
Average Occupancy Rate: Represents the percentage of available rooms occupied during the period.
Further adjusted earnings measures: Represents adjusted earnings measures presented as if our spin-off and the acquisition and integration of La Quinta had occurred on January 1, 2018.
Number of Rooms: Represents the number of rooms at the end of the period which are (i) either under franchise and/or management agreements or Company-owned and (ii) properties under affiliation agreements for which the Company receives a fee for reservation and/or other services provided.
RevPAR: Represents revenue per available room and is calculated by multiplying average occupancy rate by ADR.

Table 5 (continued)
WYNDHAM HOTELS & RESORTS
NON-GAAP RECONCILIATIONS AND DEFINITIONS
(In millions, except per share data)

The tables below reconcile certain non-GAAP financial measures. The presentation of these adjustments is intended to permit the comparison of particular adjustments as they appear in the income statement in order to assist investors’ understanding of the overall impact of such adjustments. In addition to GAAP financial measures, the Company provides adjusted net income and adjusted EPS financial measures to assist our investors in evaluating our ongoing operating performance for the current reporting period and, where provided, over different reporting periods, by adjusting for certain items which may be recurring or non-recurring and which in our view do not necessarily reflect ongoing performance. We also internally use these measures to assess our operating performance, both absolutely and in comparison to other companies, and in evaluating or making selected compensation decisions. These supplemental disclosures are in addition to GAAP reported measures. This non-GAAP reconciliation table should not be considered a substitute for, nor superior to, financial results and measures determined or calculated in accordance with GAAP.

Reconciliation of Net Income and Diluted EPS to Adjusted Net Income and Adjusted Diluted EPS:

	Location on Consolidated Statements of Income	Three Months Ended September 30,		Nine Months Ended September 30,
		2018	2017	2018	2017
Diluted EPS		$0.58	$0.58	$1.19	$1.39

Net income		$58	$58	$118	$138

Adjustments:
Separation-related costs (a)	Separation-related	17	—	63	—
Transaction-related costs (b)	Transaction-related, net	7	1	37	1
Restructuring costs (c)	Restructuring	—	—	—	1
Foreign currency impact of highly inflationary countries (d)	Operating	4	—	4	—
Acquisition-related amortization expense	Depreciation and amortization	9	5	21	14
Total adjustments before tax		37	6	125	16
Income tax provision	Provision for income taxes	10	3	31	6
Total adjustments after tax		27	3	94	10
Adjusted net income		$85	$61	$213	$148
Adjustments - EPS impact		0.27	0.03	0.94	0.10
Adjusted diluted EPS		$0.85	$0.61	$2.13	$1.48

Diluted weighted average shares outstanding		100.1	99.8	99.9	99.8

Note: Amounts may not add due to rounding.

(a)	Represents costs associated with our spin-off from Wyndham Worldwide.

(b)	Primarily relates to costs incurred in connection with the Company’s acquisition of La Quinta offset by a gain of $23 million associated with the divestiture of the Knights Inn brand.

(c)	Relates to expenses associated with restructuring initiatives primarily focused on realigning our brand operations.

(d)	Relates to the foreign currency impact from hyper-inflation in Argentina.

Table 5 (continued)
WYNDHAM HOTELS & RESORTS
NON-GAAP RECONCILIATIONS AND DEFINITIONS
(In millions, except per share data)

Reconciliation of Adjusted Net Income and Diluted EPS to Further Adjusted Net Income and Diluted EPS*:

	Three Months Ended September 30,	Nine Months Ended September 30,
	2018	2018
Adjusted diluted EPS	$0.85	$2.13

Adjusted net income	$85	$213

Plus: Further adjustments
Contribution from La Quinta (a)	—	38
Not-yet-realized La Quinta synergies (b)	8	38
Separation adjustments (c)	—	14
Corporate costs (d)	3	(6)
Depreciation expense (e)	—	(3)
Interest expense (f)	—	(37)
Total adjustments before tax	11	44
Income tax provision	3	12
Total adjustments after tax	8	32
Further adjusted net income*	$93	$245
Adjustments - EPS impact	0.08	0.32
Further adjusted diluted EPS*	$0.93	$2.45

Diluted weighted average shares outstanding	100.1	99.9
Adjustment to reflect full dilution	—	0.2
Adjusted diluted weighted average shares outstanding	100.1	100.1

*
Further adjusted metrics assume that the Company's spin-off from Wyndham Worldwide and the Company’s acquisition and integration of La Quinta occurred on January 1, 2018. Such metrics reflect incremental license fees from Wyndham Destinations, incremental costs to be incurred in connection with becoming a separate publicly traded company and expected synergies in connection with the acquisition of La Quinta. We believe this metric provides useful information to investors. These metrics are not intended to be presented in accordance with Article 11 of Regulation S-X.

Note: Amounts may not add due to rounding.

(a)	Represents results for the period prior to our acquisition.

(b)	Represents full run-rate of expected synergies less actual synergies realized (or expected to be realized) in 2018.

(c)	Represents incremental license fees and other separation adjustments for the period prior to the spin-off.

(d)	Represents the difference between corporate costs incurred and those expected to be incurred following the spin-off and transition period.

(e)	Represents depreciation expense associated with acquired assets and assets transferred to the Company in connection with the spin-off.

(f)	Represents incremental interest expense on our debt for the period prior to the spin-off.

Table 6
WYNDHAM HOTELS & RESORTS
2018 OUTLOOK
As of October 30, 2018
(In millions, except per share data)

	2017 Actual (a)	2018 Outlook	Further Adjusted * 2018 Outlook
Revenues	$1,280	$1,810 - 1,860	$2,060 - 2,110
Adjusted EBITDA	383	500 - 510	594 - 605
Depreciation and amortization expense (b)	56	70 - 72	65 - 70
Stock-based compensation expense	11	8 - 10	19 - 23
Interest expense, net	6	61 - 63	94 - 98
Adjusted pretax income	310	359 - 367	410 - 425
Income tax expense (c)	124	97 - 99	110 - 115
Adjusted net income	$186	$262 - 268	$300 - 315

Adjusted diluted earnings per share		$2.62 - 2.68	$2.99 - 3.13

Diluted shares		100.1	100.3

	2017 Actual (a)	2018 Outlook
Year-over-Year Growth (d)
Global RevPAR	3%	7% - 8%
Global RevPAR (excluding 2018
acquisitions and divestitures)		Approx. 3%
Number of rooms	4%	11% - 13%
Number of rooms (excluding 2018
acquisitions and divestitures)		2% - 4%

Reconciliation of Adjusted EBITDA to Further Adjusted EBITDA *
	2018
				Outlook
	First Quarter	Second Quarter	Third Quarter	Fourth Quarter	Full-Year
Adjusted EBITDA	$92	$125	$166	$117 - 127	$500 - 510
Plus: Further adjustments
Pre-acquisition contribution from La Quinta (e)	21	17	—	—	38
Not-yet-realized La Quinta synergies (f)	16	14	8	7 - 8	45 - 46
Separation adjustments (g)	7	7	—	—	14
Corporate costs (h)	(5)	(4)	3	3	(3)
Further adjusted EBITDA *	$131	$159	$177	$127 - 138	$594 - 605

*
Further adjusted metrics provided in the 2018 Outlook column assume that the Company's spin-off from Wyndham Worldwide and the Company's acquisition and integration of La Quinta occurred on January 1, 2018. Such metrics reflect incremental license fees from Wyndham Destinations, incremental costs to be incurred in connection with becoming a separate publicly traded company and expected synergies in connection with the acquisition of La Quinta. We believe this metric provides useful information to investors. These metrics are not intended to be presented in accordance with Article 11 of Regulation S-X.

(a)	Restated to reflect the required change in revenue accounting.

(b)	Excludes amortization of acquisition-related intangible assets.

(c)	Assumes an effective tax rate of approximately 27%.

(d)	In constant currency. A glossary of terms is included in Table 5.

(e)	Represents results for the period prior to our acquisition.

(f)	Represents full run-rate of expected synergies less actual synergies realized (or expected to be realized) in 2018.

(g)	Represents incremental license fees and other separation adjustments for the period prior to the spin-off.

(h)	Represents the difference between corporate costs incurred and those expected to be incurred following the spin-off and transition period.